Exhibit 4.3

Retalix Ltd.

2009 Share Incentive Plan

A.  NAME AND PURPOSE

1.           Name:  This plan, as amended from time to time, shall be known as the “Retalix Ltd. 2009 Share Incentive Plan” (the “Plan”).

2.           Purpose: The purpose and intent of the Plan is to provide incentives to employees, directors, consultants and contractors of Retalix Ltd., a company incorporated under the laws of the State of Israel (the “Company”), or any subsidiary or affiliate thereof (where applicable in this Plan, the term “Company” shall include any subsidiary or affiliate of the Company), by providing them with opportunities to purchase Ordinary Shares, nominal value of 1.00 New Israeli Shekel each (“Shares”), of the Company pursuant to a plan approved by the Board of Directors of the Company (the “Board”) which is designed to benefit from, and is made pursuant to, the provisions of applicable tax laws.  Accordingly, inter alia, awards under the Plan to Israeli residents may be granted under either Section 102 or Section 3(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance”), as applicable, and the rules and regulations promulgated thereunder, and, pursuant to the Addendum to the Plan (the "Addendum"), awards under the Plan to U.S. Persons (as defined in the Addendum) may be non-qualified options or, if the Plan is approved by the Company's shareholders, incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

B.  GENERAL TERMS AND CONDITIONS OF THE PLAN

3.           Administration:

3.1           The Board may appoint a Share Incentive Committee or other committee of the board, which will consist of such number of Directors of the Company, as may be fixed from time to time by the Board. The Board shall appoint the members of such committee, may from time to time remove members from, or add members to, such committee and shall fill vacancies in such committee however caused. The Plan will be administered by such committee, or by the Board (including, but not limited to, actions which the Share Incentive Committee is not permitted to take according to Section 112 of the Companies Law, 1999 (the “Companies Law”)) (the Board or its committee, as applicable - the “Committee”).

3.2           The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places, as it shall determine.  Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to, or approved in, writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3           Subject to the general terms and conditions of this Plan and applicable law, the Committee shall have the full authority in its discretion, from time to time and at any time to determine (i) the persons (“Grantees”) to whom options to purchase Shares (the “Options”) shall be granted, (ii) the time or times at which the same shall be granted, (iii) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, (iv) rules and provisions as may be necessary or appropriate to permit eligible Grantees who are not Israeli residents to participate in the Plan and/or to receive preferential tax treatment in their country of residence, with respect to the Options granted hereunder, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. Unless otherwise determined by the Committee for a specific grant or grants of Options, each Option will be exercisable, under the terms of this Plan, into one Share of the Company.

3.4           Subject to the general terms and conditions of the Plan and the Ordinance, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine:

(a)           with respect to the grant of 102 Options (as defined in Section 5.1(a)(i) below) - whether the Company shall elect the “Ordinary Income Route” under Section 102(b)(1) of the Ordinance (the “Ordinary Income Route”) or the “Capital Gains Route” under Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) (each of the Ordinary Income Route or the Capital Gains Route - a “Taxation Route”) for the grant of 102 Options, and the identity of the trustee who shall be granted such 102 Options in accordance with the provisions of this Plan and the then prevailing Taxation Route.

Unless otherwise permitted by the Ordinance, in the event the Committee determines that the Company shall elect one of the Taxation Routes for the grant of 102 Options, the Company shall be entitled to change such election only following the lapse of one year from the end of the tax year in which 102 Options are first granted under the then prevailing Taxation Route; and

(b)           with respect to the grant of 3(9) Options (as defined in Section 5.1(a)(ii) below) - whether or not 3(9) Options shall be granted to a trustee in accordance with the terms and conditions of this Plan, and the identity of the trustee who shall be granted such 3(9) Options in accordance with the provisions of this Plan.

3.5           Notwithstanding the aforesaid, the Committee may, from time to time and at any time, grant 102 Options that will not be subject to a Taxation Route, as detailed in Section 102(c) of the Ordinance (“102(c) Options”).

3.6           The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan, as it may deem necessary.  No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.7           The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive and binding on all parties who have an interest in the Plan or any Option or Share issuance thereunder unless otherwise determined by the Board.

4.           Eligible Grantees:

4.1           The Committee, at its discretion, may grant Options to any employee, director, consultant or contractor of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Options to office holders shall be authorized and implemented only in accordance with the provisions of applicable law.

4.2           The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other share incentive plan of the Company.

5.           Grant of Options, Issuance of Shares, Dividends and Shareholder Rights:

5.1           Grant of Options and Issuance of Shares.

(a)           Subject to the provisions of the Ordinance and applicable law (it being understood that, unless otherwise determined by the Committee, the following shall not apply to Options granted to non-Israeli Grantees),

(i)    all grants of Options to employees, directors and office holders of the Company, other than to a Controlling Shareholder of the Company (i.e., “Baal Shlita”, as such term is defined in Section 32(9) of the Ordinance), shall be made only pursuant to the provisions of Section 102 of the Ordinance, the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (“102 Rules”) and any other regulations, rulings, procedures or clarifications promulgated thereunder (“102 Options”), or any other section of the Income Tax Ordinance that will be relevant for such issuance in the future; and

(ii)           all grants of Options to consultants, contractors or Controlling Shareholders of the Company shall be made only pursuant to the provisions of Section 3(9) of the Ordinance and the rules and regulations promulgated thereunder (“3(9) Options”), or any other section of the Ordinance that will be relevant for such issuance in the future.

(iii)           Notwithstanding the aforesaid in Sections 5.1(a)(i) and 5.1 (a)(ii), the Committee, at it discretion, may grant Options to any employee, director, consultant or contractor of the Company pursuant to the provisions of any tax ruling provided to the Company with respect to such Options by the Israeli Commissioner of Income Tax.

(b)           Subject to Sections 7.1 and 7.2 hereof, the effective date of the grant of an Option (the “Date of Grant”) shall be the date the Committee resolves to grant such Option, unless specified otherwise by the Committee in its determination relating to the award of such Option.  The Committee shall promptly give the Grantee written notice (the “Notice of Grant”) of the grant of an Option.

(c)           Trust.  In the event Options are deposited under the Plan with a trustee designated by the Committee in accordance with the provisions of Section 3.4 hereof and, with respect to Options under a Taxation Route, approved by the Israeli Commissioner of Income Tax (the “Trustee”), the Trustee shall hold each such Option and the Shares issued upon exercise thereof in trust (the “Trust”) for the benefit of the Grantee in respect of whom such Option was granted (the “Beneficial Grantee”).

In accordance with Section 102, the tax benefits afforded to 102 Options (and any Shares issued upon exercise thereof) in accordance with the Ordinary Income Route or Capital Gains Route, as applicable, shall be contingent upon the Trustee holding such 102 Options for a period of at least (i) one year from the end of the tax year in which the 102 Options are granted, if the Company elects the Ordinary Income Route, or (ii) two years from the end of the tax year in which the 102 Options are granted, if the Company elects the Capital Gains Route, or (iii) such other period as shall be prescribed by the Ordinance or approved by the Israeli Commissioner of Income Tax (collectively the “Trust Period”).

With respect to 102 Options granted to the Trustee, the following shall apply:

 (i)            A Grantee granted 102 Options will not be entitled to sell the Shares issued upon exercise thereof (the “Exercised Shares”) or to transfer such Exercised Shares (or such 102 Options) from the Trust prior to the lapse of the Trust Period;

(ii)            Any and all rights issued in respect of the Exercised Shares, including bonus shares but excluding cash dividends (“Rights”(, shall be deposited with the Trustee and held thereby until the lapse of the Trust Period, and such Rights shall be subject to the Taxation Route which is applicable to such Exercised Shares.

(iii)            Notwithstanding the aforesaid, Exercised Shares or Rights may be sold or transferred, and the Trustee may release such Exercised Shares (or 102 Options) or Rights from Trust, prior to the lapse of the Trust Period, provided, however, that tax is paid or withheld in accordance with Section 102(b)(4) of the Ordinance and/or Section 7 of the 102 Rules. However, the Committee may, in its sole discretion, require a Grantee not to sell the Exercised Shares or transfer the Options in the Grantee’s name prior to the lapse of the Trust Period.

(iv)            All certificates representing Exercised Shares held in Trust under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

(d)            Subject to the terms hereof and specifically the provisions of Section 9 herein, at any time after the Options have vested, with respect to any Options or Shares the following shall apply: Upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted, and/or the Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release any such Options and/or Shares to such Beneficial Grantee unless the latter, prior to, or concurrently with, such release, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have, in fact, been paid.

5.2            Guarantee. In the event a 102(c) Option is granted to a Grantee who is an employee at the time of such grant, if the Grantee’s employment is terminated, for any reason, such Grantee shall provide the Company with a guarantee or collateral securing the payment of all taxes required to be paid upon the sale of the Shares issued upon exercise of such 102(c) Option.

5.3           Dividends.  All Shares issued upon the exercise of Options granted under this Plan shall entitle the Grantee thereof to receive dividends with respect thereto. For so long as Shares are held in the Trust, the dividends paid or distributed with respect thereto shall be distributed directly to such Beneficial Grantee, and the Company shall provide appropriate notification to the Trustee of such distribution.

5.4           Shareholder Rights.  Unless otherwise provided herein, the holder of an Option shall have no shareholder rights with respect to the Shares underlying such Option until such person shall have exercised the Option, paid the exercise price and become the record holder of the purchased Shares. Subject to the provisions of the Plan and the provisions of the Articles of Association of the Company, the Exercised Shares shall entitle the Grantee thereof to full shareholder rights, including voting and dividend rights, with respect to such Exercised Shares. As long as the Exercised Shares are registered in the name of the Trustee, the voting rights at the Company’s general meeting attached to such Exercised Shares will remain with the Trustee. However, the Trustee shall not be obligated to exercise such voting rights at general meetings, and may, in its sole discretion, empower another person, including the respective Beneficial Grantee, to vote in name and in place of the Trustee according to such Beneficial Grantee’s instructions, if provided.

6.           Reserved Shares: The total number of Shares that may be subject to Options granted under this Plan shall not exceed 11,000,000 in the aggregate, subject to adjustments as provided in Section 11 hereof. Such number includes Shares issued under the Company's Second 1998 Share Incentive Plan, as amended, and the Company's 2004 Israeli Share Incentive Plan, as amended, which as of the date of adoption of the Plan, have an authorized pool of 7,000,000 Shares and 2,000,000 Shares, respectively. Without derogating from the foregoing, the Committee shall have full authority in its discretion to determine that the Company may issue, for the purposes of the Plan, previously issued Shares that are held by the Company, from time to time, as Dormant Shares (as such term is defined in the Companies Law). All Shares under the Plan, in respect of which the right of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

7.           Grant of Options:

7.1           The implementation of the Plan and the granting of any Option under the Plan shall be subject to the Company’s procurement of all approvals and permits required by applicable law or regulatory authorities having jurisdiction over the Plan, the Options granted under it and the Exercised Shares.

7.2           The Notice of Grant shall state, inter alia, the number of Shares subject to each Option, the vesting schedule, the dates when the Options may be exercised, the exercise price, whether the Options granted thereby are 102 Options or 3(9) Options or other type of Options, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan. Each Notice of Grant evidencing a 102 Option shall, in addition, be subject to the provisions of the Ordinance applicable to such Options.

7.3           Validity and Vesting.  Subject to Section 10 hereof, unless determined otherwise by the Committee, the Vesting Period pursuant to which Options shall vest, and the Grantee thereof shall be entitled to pay for and acquire the Exercised Shares, shall be such that all Options shall be fully vested on the first business day following the passing of four (4) years from the Date of Grant, as follows: 1/4 of such Options shall vest on the first anniversary of the Adoption Date (the “Adoption Date” for the purpose of this Plan means the Date of Grant or any other date determined by the Committee for a given grant of Options). A further 1/4 of such Options shall vest on each of the second, third and fourth anniversaries of the Adoption Date. Without derogating from the rights and powers of the Committee under this Section 7.3, unless otherwise specified by the Committee, each Option portion shall be valid for a term of three (3) years following the lapse of the Vesting Period of such portion and shall thereafter expire.

“Vesting Period” of an Option means, for the purpose of the Plan and its related instruments, the period between the Adoption Date and the date on which the Grantee may exercise the rights awarded pursuant to the terms of the Option. Unless otherwise determined by the Committee, any period in which the Grantee shall not be employed by the Company (or, in the case of consultants, contractors or directors, shall not be in the service of the Company) or in which the Grantee shall have taken an unpaid leave of absence, shall not be included in the Vesting Period.

7.4           Acceleration of Vesting.  Anything herein to the contrary in this Plan notwithstanding, the Committee shall have full authority to determine any provisions regarding the acceleration of the Vesting Period of any Option or the cancellation of all or any portion of any outstanding restrictions with respect to any Option or Share upon certain events or occurrences, and to include such provisions in the Notice of Grant on such terms and conditions as the Committee shall deem appropriate.

7.5           Repricing. Subject to applicable law, the Committee shall have full authority to, at any time and from time to time, without the approval of the Shareholders of the Company, (i) grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having an exercise price lower than provided in the Option (and related Notice of Grant) so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan, or (ii) effectuate a decrease in the Exercise Price (see Section 8 below) of outstanding Options. At the full discretion of the Committee such actions may be brought before the shareholders of the Company for their approval.

8.           Exercise Price: The exercise price per Share subject to each Option shall be determined by the Committee in its sole and absolute discretion, subject to applicable law.

9.           Exercise of Options:

9.1           Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

9.2           The exercise of an Option shall be made by a written notice of exercise (the “Notice of Exercise”) delivered by the Grantee (or, with respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and complying with such other terms and conditions as the Committee shall prescribe from time to time.

9.3           Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares subject thereto not paid for within three (3) years following the end of the applicable Vesting  Period (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire, and the Shares underlying such Options shall again be available for grant through Options under the Plan, as provided for in Section 6 herein, provided the Plan shall be in force at such time.

9.4           Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a bank’s check payable to the order of the Company, or such other method of payment acceptable to the Company.

9.5           Notwithstanding the provisions of Section 9.4 above, the Company will be entitled in its sole discretion on a case-by-case basis, to allow payment of the Exercise Price out of the proceeds from the sale of the Exercised Shares, provided that the Company has ascertained the Grantee’s ability to pay the exercise price at that time. Grantees are not entitled to demand that the Company, and the Company shall not be required to, act as described in this Section 9.5.

9.6           Net Exercise. Notwithstanding any provision above, unless the Committee determines otherwise, instead of issuing one Exercised Share as a result of the exercise of each one Option (subject to adjustments under Section 11 herein), any Option shall be exercised using the following method (the “Net Exercise”):

                        (a)           The Company shall issue to the Grantee (or for his benefit) a number of Shares having an aggregate Fair Market Value equal to the Benefit Amount (the “Net Exercise Shares”);

                                For the purposes of this section the “Benefit Amount” shall mean the difference between:

                                (i)           the product of (x) the Fair Market Value and (y) the number of Shares subject to the Options for which a Notice of Exercise has been delivered to the Company; and

                                (ii)           the product of (x) the exercise price and (y) the number of Shares subject to the Options for which a Notice of Exercise has been delivered to the Company.

                       (b)           The Grantee shall not be required to pay to the Company any sum with respect to the exercise of such Options, other than a sum equal to the aggregate nominal value of the Net Exercise Shares (which shall be paid in a manner provided by the Company) (the “Nominal Value Sum”). However, the Company shall have the full authority in its discretion to determine at any time that the Nominal Value Sum shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of Applicable Laws regarding issuance of Shares for consideration that is lower than the nominal value of such Shares;

                        (c)           In any event, no fractional Shares will be issued to the Grantee and the number of Shares granted to the Grantee under the Plan shall be rounded off (upward or downward, as the Committee shall determine) to the nearest whole number.

10.           Termination of Employment:

10.1           Employees.  In the event that a Grantee who was an employee of the Company on the Date of Grant of any Options to him or her ceases, for any reason, to be employed by the Company (the “Cessation of Employment”), all Options theretofore granted to such Grantee when such Grantee was an employee of the Company shall terminate as follows:

(a)           The date of the Grantee’s Cessation of Employment shall be the date on which the employee-employer relationship between the Grantee and the Company ceases to exist (the “Date of the Cessation”).

(b)           All such Options that are not vested at the Date of Cessation shall terminate immediately.

(c)           If the Grantee’s Cessation of Employment is by reason of such Grantee's death or "Disability" (as hereinafter defined), such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee or the Grantee's guardian, legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution, at any time until 180 days from the Date of Cessation, and shall thereafter terminate.

For purposes hereof, "Disability" shall mean the inability to engage in any substantial gainful occupation for which the Grantee is suited by education, training or experience, by reason of any medically determinable physical or mental impairment that is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

(d)           If the Grantee’s Cessation of Employment is due to any reason other than those stated in Sections 10.1(c), 10.1(e) and 10.1(f) herein, such Options (to the extent vested at the Date of Cessation) shall be exercisable at any time until (i) the Date of Cessation; or (ii) in the event the Grantee’s Cessation of Employment is initiated by the Company, 90 days after the Date of Cessation; and shall thereafter terminate, provided, however, that if the Grantee dies within such period, such Options (to the extent vested at the Date of Cessation) shall be exercisable by the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution at any time until 180 days from the Date of Cessation, and shall thereafter terminate.

(e)           Notwithstanding the aforesaid, if the Grantee’s Cessation of Employment is due to (i) breach of the Grantee’s duty of loyalty towards the Company, or (ii) breach of the Grantee’s duty of care towards the Company, or (iii) the commission any flagrant criminal offense by the Grantee, or (iv) the commission of any act of fraud, embezzlement or dishonesty towards the Company by the Grantee, or (v) any unauthorized use or disclosure by the Grantee of confidential information or trade secrets of the Company, or (vi) any other intentional misconduct by the Grantee (by act or omission) adversely affecting the business or affairs of the Company in a material manner, or (vii) any act or omission by the Grantee which would allow for the termination of the Grantee’s employment without severance pay, according to the Severance Pay Law, 1963, all the Options whether vested or not shall ipso facto expire immediately and be of no legal effect.

(f)           If a Grantee retires, he shall, subject to the approval of the Committee, continue to enjoy such rights, if any, under the Plan and on such terms and conditions, with such limitations and subject to such requirements as the Committee in its discretion may determine.

(g)           Whether the Cessation of Employment of a particular Grantee is by reason of “Disability” for the purposes of paragraph 10.1(c) hereof or by virtue of “retirement” for purposes of paragraph 10.1(f) hereof, or is a termination of employment other than by reason of such Disability or retirement, or is for reasons as set forth in paragraph 10.1(e) hereof, shall be finally and conclusively determined by the Committee in its absolute discretion.

(h)           Notwithstanding the aforesaid, under no circumstances shall any Option be exercisable after the specified expiration of the term of such Option.

10.2           Directors, Consultants and Contractors.  In the event that a Grantee, who is a director, consultant or contractor of the Company, ceases, for any reason, to serve as such, the provisions of Sections 10.1(b), 10.1(c), 10.1(d), 10.1(e), 10.1(g) and 10.2(h) above shall apply, mutatis mutandis. For the purposes of this Section 10.2, “Date of Cessation” shall mean:

(a)           with respect to directors - the date on which the director ceases to serve as a director of the Company; and

(b)           with respect to consultants and contractors - the date on which the consulting or contractor agreement between such consultant or contractor, as applicable, and the Company expires or the date on which either of the parties to such agreement sends the other notice of its intention to terminate said agreement.

10.3           Notwithstanding the foregoing provisions of this Section 10, the Committee shall have the discretion, exercisable either at the time an Option is granted or thereafter, to:

(a)           extend the period of time for which the Option is to remain exercisable following the Date of Cessation to such greater period of time as the Committee shall deem appropriate, but in no event beyond the specified expiration of the term of the Option;

(b)           permit the Option to be exercised, during the applicable exercise period following the Date of Cessation, not only with respect to the number of Shares for which such Option is exercisable at the Date of Cessation but also with respect to one or more additional installments in which the Grantee would have vested under the Option had the Grantee continued in the employ or service of the Company.

10.4           Notwithstanding the foregoing provisions of this Section 10, and for the avoidance of doubt, the transfer of a Grantee from the employ or service of the Company to the employ or service of an affiliate, or from the employ or service of an affiliate to the employ or service of the Company or another affiliate, shall not be deemed a termination of employment or service for purposes hereof.

11.           Adjustments, Liquidation and Corporate Transaction:

11.1           Definitions:

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)          a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries;

(b)          a sale or other disposition of at least eighty percent (80%) of the outstanding securities of the Company;

(c)          a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(d)          a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares of the Company outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

11.2           Adjustments.  Subject to any required action by the shareholders of the Company, the number of Shares subject to each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares subject to each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  The Committee, whose determination in that respect shall be binding and conclusive, shall execute such adjustment.  Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

11.3           Liquidation.  Unless otherwise provided by the Board, in the event of the proposed dissolution or liquidation of the Company, all outstanding Options will terminate immediately prior to the consummation of such proposed action. In such case, the Committee may declare that any Option shall terminate as of a date fixed by the Committee and give each Grantee the right to exercise his Option, including any Option which would not otherwise be exercisable.

11.4           Corporate Transaction.

(a)           Upon a Corporate Transaction involving another corporation or a parent or subsidiary of such other corporation (each, a “Successor Entity”), then, unless otherwise determined by the Board, immediately prior to the effective date of such Corporate Transaction, each Option shall, at the sole and absolute discretion of the Committee, either:

(i)           be substituted for an option to purchase securities of the Successor Entity (the “Successor Entity Option”) such that the Grantee may exercise the Successor Entity Option for such number and class of securities of the Successor Entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised immediately prior to the effective date of such Corporate Transaction; or

(ii)           be assumed by the Successor Entity such that the Grantee may exercise the Option for such number and class of securities of the Successor Entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Option been exercised immediately prior to the effective date of such Corporate Transaction; or

(iii)           automatically vest in full so that the Option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the Shares at that time subject to the Option and may be exercised for any or all of those Shares;

In the event of a clause (i) or clause (ii) action, appropriate adjustments shall be made to the exercise price per Share to reflect such action.

Immediately following the consummation of the Corporate Transaction, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the Successor Entity.

(b)           Notwithstanding the foregoing, the Committee shall have full authority and sole discretion to determine that any of the provisions of Sections 11.4(a)(i), 11.4(a)(ii) or 11.4(a)(iii) above shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the Company is not solely comprised of securities of the Successor Entity, or in which such consideration is solely cash or assets other than securities of the Successor Entity.

11.5           Sale.  In the event that all or substantially all of the issued and outstanding share capital of the Company is to be sold (the “Sale”), each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Options in the Company, provided, however, that each such Share or Option shall be sold at a price equal to that of any other Share sold under the Sale (minus the applicable exercise price), while accounting for changes in such price due to the respective terms of any such Option, and subject to the absolute discretion of the Board.

11.6           The grant of Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.           Limitations on Transfer: No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative.  The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

13.           Restricted Stock Units:

13.1           Subject to the sole and absolute discretion and determination of the Committee, the Committee may decide to grant under this Plan, in addition to, or instead of, any grant of Options, Restricted Stock Unit(s) (“RSU(s)”). An RSU is a right to receive a Share of the Company, under certain provisions, for consideration equal to the underlying Share’s nominal value.  However, the Company shall have the full authority in its discretion to determine at any time that such nominal value shall not be paid and that the Company shall capitalize applicable profits or take any other action to ensure that it meets any requirement of Applicable Laws regarding issuance of Shares for consideration that is lower than the nominal value of such Shares.

In addition, upon the lapse of the vesting period of a RSU, such RSU shall automatically vest into an Exercised Share of the Company and the Grantee shall pay to the Company its purchase price.

13.2           Unless determined otherwise by the Committee, in the event of a Cessation of Employment, all RSUs theretofore granted to such Grantee when such Grantee was an employee, director, service provider, consultant or constructor of the Company, as the case may be, that are not vested on the Date of Cessation, shall terminate immediately and have no legal effect.

  Notwithstanding the foregoing provisions of this Section 13, the Committee shall have the discretion, exercisable either at the time an RSU is granted or thereafter, to permit an unvested RSU to continue to vest into an Exercised Share, during the applicable Vesting Period even following the Date of Cessation, with respect to one or more additional installments in which the Grantee would have vested under the RSU had the Grantee continued in the employ or service of the Company.

Notwithstanding the foregoing provisions of this Section 13, and for the avoidance of doubt, the transfer of a Grantee from the employ or service of the Company to the employ or service of an affiliate, or from the employ or service of an affiliate to the employ or service of the Company or another affiliate, shall not be deemed a termination of employment or service for purposes hereof.

13.2           All other terms and conditions of this Plan applicable to Options, shall apply to RSUs, mutatis mutandis.

14.           Term and Amendment of the Plan:

14.1           The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan was adopted by the Board, or (ii) the termination of all outstanding Options in connection with a Corporate Transaction.  All Options outstanding at the time of a clause (i) termination event shall continue to have full force and effect in accordance with the provisions of the Plan and the documents evidencing such Options.

14.2           Subject to applicable laws and regulations, the Board in its discretion may, at any time and from time to time, amend this Plan, including effecting the following amendments without the approval of the Shareholders of the Company: (i) expanding the class of participants eligible to participate in the Plan; and/or (ii) expanding the types of options or awards provided under the Plan and/or (iii) extending the duration of the Plan. However, no amendment or modification shall adversely affect any rights and obligations with respect to Options at the time outstanding under the Plan, unless the applicable Grantee consents to such amendment or modification.

15.           Withholding and Tax Consequences: The Company’s obligation to deliver Shares upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all applicable income tax and other compulsory payments withholding requirements. All tax consequences and obligations (of the Company or the Grantee or the Trustee) regarding any other compulsory payments arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares subject thereto or from any other event or act (of the Company or the Grantee or the Trustee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and/or the Trustee, as applicable, and hold them harmless against and from any and all liability for any such tax or other compulsory payment, or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment from any payment made to the Grantee.

16.           Miscellaneous:

16.1           Continuance of Employment.  Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company to continue the employment or service of any Grantee. Nothing in the Plan or in any Option granted thereunder shall confer upon any Grantee any right to continue in the employ or service of the Company for any period of specific duration, or interfere with or otherwise restrict in any way the right of the Company to terminate such employment or service at any time, for any reason, with or without cause.

16.2           Rights Deriving from Employee-Employer Relationship. Any gain or income credited or attributable to a Grantee (or deemed as such) as a result of this Plan will not be taken into account when calculating the basis for entitlement of the Grantee to any social rights or benefits, or any other benefits deriving from an employee-employer relationship between the Grantee and the Company.

16.3           Governing Law.  The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

16.4           Use of Funds.  Any proceeds received by the Company from the sale of Shares pursuant to the exercise of Options granted under the Plan shall be used for general corporate purposes of the Company.

16.5           Multiple Agreements.  The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time.  The Committee may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee.  The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

16.6           Non-Exclusivity of the Plan.  The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

ADDENDUM

Terms of Options Granted to U.S. Persons

1.	Purpose of the Addendum

This Addendum is part of the Plan.  All terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.  This Addendum governs grants of Options to U.S. Persons (as defined below).

2.	Provisions of the Addendum

In connection with U.S. Persons, the provisions of this Addendum shall supersede and govern in the case of any inconsistency between the provisions of this Addendum and the provisions of the Plan, provided, however, that this Addendum shall not be construed to grant to any Grantee rights not consistent with the terms of the Plan, unless specifically provided herein.

3.	Eligibility

The individuals who shall be eligible to receive Option Grants under the Plan that are subject to the provisions of this Addendum shall be employees, directors and other individuals and entities who are United States citizens or who are resident aliens of the United States for United States federal tax purposes (collectively, “U.S. Persons”), and who render services to the management, operation or development of the Company or a Subsidiary and who have contributed or may be expected to contribute materially to the success of the Company or a Subsidiary.  ISOs (as defined in Section 4 below) shall not be granted to any individual who is not an employee of a corporation for United States federal tax purposes.  The term “Subsidiary” as used in this Addendum means a corporation or other business entity of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent or more of the total combined voting power of all classes of stock.

4.	Terms and Conditions of Options

Every Option granted to a U.S. Person shall be evidenced by a written Notice of Grant in such form as the Committee shall approve from time to time, specifying the number of Shares that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an incentive stock option (“ISO”) or a nonqualified stock option (“NSO”) and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the following terms and conditions.  The Plan and this Addendum shall be administered in such a manner as to permit those Options granted hereunder and specially designated as an ISO to qualify as incentive stock options as described in Section 422 of the Code. To the extent the Committee determines it to be desirable to qualify Options granted under this Addendum as “peformance-based compensation” within the meaning of Section 162(m) of the Code, grants of such Options shall be administered by a committee of two or more “outside directors” within the meaning of Section 162(m) of the Code and shall be made in accordance with the requirement s of the “performance-based compensation” exception of Section 162(m) and the regulations thereunder.

(a)  Duration.  Each Option shall expire no later than ten (10) years from its date of grant. No ISO granted to a Grantee who owns (directly or under the attribution rules of Section 424(d) of the Code) shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Subsidiary shall expire later than five (5) years from its date of grant.

(b)  Exercise Price.  The exercise price of each Option shall be as specified by the Committee in its discretion; provided, however, that the price shall be at least 100 percent of the Fair Market Value (as hereinafter defined) of the Shares on the date on which the Committee grants the Option, which shall be considered the date of grant of the Option for purposes of fixing the price; and provided, further, that the price with respect to an ISO granted to a Grantee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or of any Subsidiary shall be at least 110 percent of the Fair Market Value of the Shares on the date of grant of the ISO.  For purposes of the Plan, except as may be otherwise explicitly provided in the Plan or in any Notice of Grant, the “Fair Market Value” of a Share at any particular date shall be determined according to the following rules: (i) if the Shares are not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing price of the Shares on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the price of the Shares in such market; provided, however, that if the price of the Shares is not so reported, the Fair Market Value shall be determined in good faith by the Committee, which may take into consideration (1) the price paid for the Shares in the most recent trade of a substantial number of shares known to the Committee to have occurred at arm’s length between willing and knowledgeable investors, (2) an appraisal by an independent party or (3) any other method of valuation undertaken in good faith by the Committee, or some or all of the above as the Committee shall in its discretion elect; or (ii) if the Shares are at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be closing price of the Shares on the date in question on an established stock exchange on which the Shares are then listed or admitted to trading.

(c)           Notice of ISO Stock Disposition.  The Grantee must notify the Company promptly in the event that he sells, transfers, exchanges or otherwise disposes of any Shares issued upon exercise of an ISO before the later of (i) the second anniversary of the date of grant of the ISO or (ii) the first anniversary of the date the shares were issued upon his exercise of the ISO.

5.	Requirements of Law

(a)           The Company shall not be required to transfer Shares or to sell or issue any Shares upon the exercise of any Option if the issuance of such Shares will result in a violation by the Grantee or the Company of any provisions of any law, statute or regulation of any governmental authority.  Specifically, in connection with the Securities Act of 1933, as amended from time to time (the “Securities Act”), upon the exercise of any Option, the Company shall not be required to issue Shares unless the Committee has received evidence satisfactory to it to the effect that the holder of the Option will not transfer such shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that registration is not required.  Any determination in this connection by the Committee shall be conclusive.  The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

(b)           All other provisions of this Addendum and the Plan notwithstanding, this Addendum and the Plan shall be administered and construed so as to avoid any person who receives an Option grant incurring any adverse tax consequences under Internal Revenue Code Section 409A.  The Committee shall suspend the application of any provisions of the Plan which could, in its sole determination, result in an adverse tax consequence to any person under Internal Revenue Code Section 409A.

6.	Tax Withholding

To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes with respect to any income recognized by a Grantee by reason of the exercise of an Option, and as a condition to the receipt of any Option the Grantee shall agree that if the amount payable to him by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he shall upon the request of the Company pay to the Company an amount sufficient to satisfy its tax.